Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 4, 2019, relating to the consolidated financial statements of Nuvectra Corporation and subsidiaries (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph relating to the sale of NeuroNexus Technologies, Inc.) appearing in the Annual Report on Form 10-K of Nuvectra Corporation and subsidiaries for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

July 12, 2019